QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

CONSENT

        I hereby confirm that I have agreed to serve as a member of the Board of Directors of Verigy Ltd., a Singapore company (the "Company"), and hereby grant the Company consent to identify me, and to indicate that I will become a director of the Company, in the Company's Registration Statement on Form S-1 (the "Registration Statement") relating to the initial public offering of ordinary shares of the Company. This consent extends to the Registration statement and all amendments thereto, including post-effective amendments.

Dated: May 26, 2006

/s/ C. SCOTT GIBSON C. Scott Gibson

QuickLinks

  Exhibit 99.3
CONSENT